Exhibit 99.1

FOR IMMEDIATE RELEASE

For media inquiries, contact:

Eric Armstrong, Citrix Systems, Inc.

(954) 267-2977 or eric.armstrong@citrix.com

For investor inquiries, contact:

Eduardo Fleites, Citrix Systems, Inc.

(954) 229-5758 or eduardo.fleites@citrix.com

Citrix CEO Mark Templeton to Take Temporary Leave of Absence; David Henshall to Serve as Acting CEO

SANTA CLARA, Calif. — October 16, 2013 — Citrix Systems, Inc. (NASDAQ:CTXS) today announced that President and Chief Executive Officer Mark B. Templeton is taking a temporary leave of absence for family reasons. David J. Henshall, Chief Financial Officer and Executive Vice President of Operations, will serve as Acting CEO during Mr. Templeton’s absence. Mr. Templeton will remain on the Citrix Board of Directors.

Citrix Chairman Thomas F. Bogan said, “As many know, Mark recently suffered a tragic death in his immediate family. He now needs to step back from his executive responsibilities for a period of time to be with his family and heal from the impact of this loss. The Board is fully supportive of Mark and we are fortunate to have such a capable management team and an experienced executive in David Henshall ready to step in as Acting CEO. Under this leadership, we are confident that Citrix will continue to drive forward and execute on our strategic plans.”

Henshall joined Citrix in 2003 and oversees its worldwide finance and operations organizations, including accounting, strategic development, financial planning and analysis, treasury, tax, and investor relations. He also leads the Company’s IT, operations, supply chain, and real estate teams.

With over 20 years of financial and operational management experience in the technology sector, Henshall, 45, has worked at several leading companies. Most recently, he served as Chief Financial Officer of Rational Software Corporation, a software company acquired by IBM in 2003. He previously held financial management positions at Cypress Semiconductor Corp. and Samsung Semiconductor Corp. He holds an MBA from Santa Clara University and a bachelor’s degree from the University of Arizona.

About Citrix

Citrix (NASDAQ:CTXS) is the cloud company that enables mobile workstyles — empowering people to work and collaborate from anywhere, securely accessing apps and data on any of the latest devices, as easily as they would in their own office. Citrix solutions help IT and service providers build cloud, leveraging virtualization and networking technologies to deliver high-performance, elastic and cost-effective cloud services. With market-leading cloud solutions for mobility, desktop virtualization, networking, cloud platforms, collaboration, and data sharing, Citrix helps organizations of all sizes achieve the speed and agility necessary to succeed in a mobile and dynamic world. Citrix products are in use at more than 260,000 organizations and by over 100 million users globally. Annual revenue in 2012 was $2.59 billion. Learn more at www.citrix.com.

For Citrix Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the impact of the global economy and uncertainty in the IT spending environment, revenue growth and recognition of revenue, products and services, their development and distribution, product demand and pipeline, economic and competitive factors, the Company’s key strategic relationships, acquisition and related integration risks as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Citrix® is a registered trademarks of Citrix Systems, Inc. and/or one or more of its subsidiaries, and may be registered in the U.S. Patent and Trademark Office and in other countries. All other trademarks and registered trademarks are property of their respective owners.